Exhibit 99.1

FLAGSTONE APPOINTS CHIEF FINANCIAL OFFICER

HAMILTON, Bermuda--(BUSINESS WIRE) – November 21, 2008 – Flagstone Reinsurance Holdings Limited (NYSE: FSR) announced today that it has appointed Patrick Boisvert as Chief Financial Officer in addition to his responsibilities as Chief Financial Officer of the group’s main operating company, Flagstone Reassurance Suisse SA.  Patrick will continue to be based in the Martigny, Switzerland office.  James O’Shaughnessy will continue as Chief Financial Officer of the Bermuda operations and remain responsible for the majority of the finance team.

In announcing the change, David Brown, CEO of Flagstone Reinsurance Holdings Limited commented: “Following the recent restructuring, our Swiss company has become the repository of the bulk of our capital.  As a consequence, recent acquisitions all fall under this company and it has become the nexus of our financial reporting.  Accordingly, it makes sense that group CFO responsibility is based there.  Patrick and James have operated wonderfully as a team since the early days of Flagstone and will continue to do so following this change.  I look forward to continuing my work with both of them as we continue to build on our success.”

About Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused, technical approach to the Property, Property Catastrophe, and Specialty reinsurance and insurance businesses.  Flagstone Réassurance Suisse SA has an "A-" financial strength rating from both A.M. Best and Fitch Ratings, and an "A3" rating from Moody's Investors Service.

Contact:

Flagstone Reinsurance Holdings Limited, Hamilton

Brenton Slade, +1-441-278-4303